Exhibit 10.2

Novation OF LICENSE Agreement

This novation of license (this “Agreement”) dated as of September 24, 2025 (the “Effective Date”), is entered into by and among Tracon Pharmaceuticals, Inc., a Delaware corporation (the “Licensor”), Enviro Therapeutics, Inc., a California corporation (the “Original Licensee”), and Kairos Pharma, Ltd., a Delaware corporation (the “New Licensee”).

1.	Underlying Agreement. This Agreement is entered into with reference to that certain license and supply agreement, dated May 21, 2021, by and between the Licensor, the Original Licensee and the New Licensee (the “License and Supply Agreement”). All capitalized but undefined terms used herein shall have the meaning assigned to them in the Original Contract.

2.	Novation. The New Licensee shall be substituted in all respects for Original Licensee in each of the License and Supply Agreement. As such, New Licensee shall acquire and assume all of Original Licensee’s rights and responsibilities under the License and Supply Agreement, as they are fully assigned and delegated by the Original Licensee to the New Licensee. The New Licensee agrees to fully perform Original Licensee’s obligations thereunder.

3.	Release from Liability. The Original Licensee is hereby relieved from all of its obligations and liabilities as set forth in the License and Supply Agreement, and the New Licensee hereby accepts and assumes all such obligations and liabilities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Enviro Therapeutics, Inc.

/ John S. Yu/
By:	John S. Yu, M.D.
Its:	Chief Executive Officer

Kairos Pharma, Ltd.

/s/ John S. Yu
By:	John S. Yu, M.D.
Its:	Chief Executive Officer

Tracon Pharmaceuticals, Inc.

/s/ Craig Jalbert
By:	Craig Jalbert
Its:	Chief Executive Officer